Exhibit 99.1

COMPANY:	Arthur W. Hicks, Jr.
CONTACT:	President and COO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES 1 MILLION SHARE STOCK REPURCHASE PROGRAM

MEDWAY, MA, November 3, 2008—Cybex International, Inc. (NASDAQ:CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported that its Board of Directors has authorized the repurchase of up to 1 million shares of its common stock. The repurchases may be in the open market or through privately negotiated transactions and will depend upon various factors, including the CYBEX stock price and market conditions.

John Aglialoro, CYBEX’s Chairman and CEO, said “We view our common stock as an attractive value at current trading prices. We believe that our cash flows and credit availability will permit CYBEX to repurchase our stock while continuing to invest in the growth of our business. One of our priorities is the effective use of our capital to enhance the value of CYBEX for our stockholders.”

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user — from the professional athlete to the first-time exerciser — to improve daily human performance. For more information on CYBEX and its product lines, please visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2007, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2008.